                                                                   Exhibit 10.13

     CuraGen Corporation has omitted from this Exhibit 10.13 portions of the Agreement for which CuraGen Corporation has requested confidential treatment from the Securities and Exchange Commission. The portions of the Agreement for which confidential treatment has been requested are marked with X's in brackets and such confidential portions have been filed separately with the Securities and Exchange Commission.



                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

                                     BETWEEN

                       PIONEER HI-BRED INTERNATIONAL, INC.

                                       AND

                               CURAGEN CORPORATION




                                  May 16, 1997




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                                                                   5/16/97


                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

           This COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "Agreement") is entered into as of May 16, 1997 by and between PIONEER HI-BRED INTERNATIONAL, INC. ("PIONEER"), an Iowa corporation having its registered office at 700 Capital Square, 400 Locust Street, Des Moines, Iowa 50309-2340 , and CURAGEN Corporation ("CURAGEN"), a Delaware corporation, having its registered office at 555 Long Wharf Drive, 11th Floor, New Haven, CT 06511, U.S.A.

           WHEREAS, CURAGEN has expertise in the discovery and characterization of genes utilizing proprietary technologies; and

           WHEREAS, PIONEER has expertise in the breeding and development of proprietary crop species and proprietary planting seed; and

           WHEREAS, PIONEER and CURAGEN wish to enter into this Agreement in order to collaborate in the performance of research to discover and develop genes associated with plant growth and development; and

           WHEREAS, CURAGEN will perform research which will be funded and supported by PIONEER in order to discover and develop such genes and will license the results of such research to PIONEER in the Territory for the purpose of the development, testing, manufacture and sale of products in the PIONEER Commercialization Field (as hereinafter defined); and

           WHEREAS, PIONEER will perform research in order to develop products and technology based on the genes and other research results discovered by CURAGEN and will grant to CURAGEN an option to license the results of such research in the territory for the purpose of the development, testing, manufacture and sale of products in the CURAGEN Commercialization Field (as hereinafter defined).

           NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

                                1. DEFINITIONS
                                   -----------

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                                                                         5/16/97

           Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1 shall have the meanings specified.

           1.1 "Affiliate" means any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. "Control" means ownership, directly or through one or more Affiliates, of forty percent (40%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or forty percent (40%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

           1.2 "Agent" shall mean any corporation, firm, limited liability company, partnership or other entity through which PIONEER and/or any Affiliate produces and/or markets Licensed Products. An Agent shall not be deemed a sublicensee hereunder.

           1.3 "Agricultural Chemical" means a chemical or non-chemical Licensed Product other than a Seed Product or a Non-Seed Plant Product that is used directly in crop production, including but not limited to fertilizers and pesticides.

           1.4 "Confidential Information" means all information (including but not limited to information about any element of Proprietary Know-How) which is disclosed by one party to the other hereunder or under the Superseded Confidentiality Agreement (as defined in Section 13.13) except to the extent that such information (i) as of the date of disclosure is demonstrably known to the party receiving such disclosure or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure from the other party to such party or its Affiliates; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the party receiving such disclosure; or (iii) as of the date of disclosure or thereafter is obtained from a third party free from any obligation of confidentiality.

           1.5 "CURAGEN Commercialization Field" means all human healthcare and pharmaceutical (including, without limitation, therapeutic, prophylactic and diagnostic) applications, animal health applications and microbial applications.

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           1.6 "Development Program" has the meaning set forth in Section 2.4.1

           1.7 "Effective Date" means June 1, 1997 unless another date is agreed upon by unanimous decision of the RDSC.

           1.8 "Fiscal Quarter" means one quarter of a Fiscal Year.

           1.9 "Fiscal Year" means the twelve month period beginning September 1 and ending August 31.

           1.10 "FTE" means the equivalent of a full year of effort on a full time basis of a scientist or other professional possessing skills and experience necessary to carry out the R&D Program, determined in accordance with CURAGEN's normal policies and procedures.

           1.11 "Full-Price Unit" means units (i.e., packages) of seed that are invoiced or otherwise transferred to Third Parties by PIONEER, its Affiliates, Agents, licensees and/or sublicensees at full price or full price discounted for volume, pre-pay or other trade discounts.

           1.12 "Genomics Research" means the discovery and analysis of genes, the discovery and analysis of the expression of genes, the discovery and analysis of the function of genes, and discovery and analysis of mutations and the pathways in which genes interact.

           1.13 "Genomics Technology" means hardware, software and methods, together with any copyright, patent application or patent with claims thereto, relating to techniques and technologies for Genomics Research developed or invented by CURAGEN, PIONEER or any PIONEER Affiliate, solely or jointly, in the course of performance of the R&D Program, but shall not include Improvements to the GeneScape(TM) database and software. "CURAGEN Genomics Technology" means Genomics Technology developed or invented by CURAGEN. "PIONEER Genomics Technology" means Genomics Technology developed or invented by PIONEER. "Joint Genomics Technology" means Genomics Technology developed or invented jointly by both parties.

                                                                         5/16/97

           1.14 An item will be considered "jointly" developed or invented by both parties if employees and/or consultants of both parties made an Inventive Contribution to the invention or development thereof.

           1.15 A party or a party's employees or consultants will be deemed to have made an "Inventive Contribution":

           A. to a patentable invention or copyrightable work if such employee or consultant would be considered an inventor or author under 35 U.S.C. et. seq. or 17 U.S.C. et. seq., and as interpreted by the U.S. Patent and Trademark Office and the U.S. Copyright Office, respectively, and the United States courts, or

           B. to any item, if the Confidential Information, Proprietary Intellectual Property, or Research Results of such party were actually used in the development or invention of the item in question in a substantive manner, or if the development or invention of the item was actually based in a substantive manner on such party's Confidential Information, Proprietary Intellectual Property, or Research Results.

           1.16 "Improvements" means Pioneer-developed enhancements to the GeneScape(TM) database and software that are uniquely applicable to the GeneScape(TM) database and software and are not useful in databases or software other than GeneScape(TM) database and software.

           1.17 "Licensed Product" means any product or any part thereof, that
(i) the development, production, use or sale of which would infringe any issued and unexpired claim contained in or any copyright included in CURAGEN Patent Rights or Joint Patent Rights but for the license granted hereunder, or (ii) which incorporates, or the discovery, development or production of which incorporates or uses CURAGEN or Joint Proprietary Know-How.

           1.18 "License Term" means the time period referenced in Section
8.2(a).

           1.19 "Net Sales" means, with respect to a Licensed Product that is a Seed Product within PIONEER Crop Species, [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx]

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[xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

xxx    xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
       xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
       xxxxxxxxxxxxxxxxxx

xxx    xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
       xxxxxxxxxxxxxxxxxxxxxxxxxxxxx

xxx    xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
       xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

xxx    xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
       xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
       xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
       xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx].

       1.20 "Non-PIONEER Crop Species" means [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx].

       1.21 "Non-Seed Plant Product" means any Licensed Product other than a Seed Product which is (i) a plant, (ii) a part of a plant, or (iii) an extract from a plant, in each case whether in unprocessed or processed form, including feed, food, industrial materials and fibers. Non-Seed Plant Product shall not include any product produced in a plant or extracted from a plant which is within the CURAGEN Commercialization Field or the Other Commercialization Field. For example, a human protein produced in a plant shall not be a Non-Seed Plant Product.

       1.22 "Other Commercialization Field" means all fields other than the PIONEER Commercialization Field and the CURAGEN Commercialization Field.

       1.23 "Patent Coordinator" has the meaning set forth in Section 6.3

       1.24 "Patent Rights" means the rights and interests in and to (i) issued patents and pending patent applications in any country, including, but not limited to, all provisional
                                       6
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                                                                         5/16/97

applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, whether owned solely or jointly by a party or licensed in by a party now or in the future, with the right to sublicense, wherein at least one claim of such patent right is directly based, in whole or in part, on Research Results other than Genomics Technology, and
(ii) copyrights with respect to Research Data and Proprietary Know-How, other than Genomics Technology. "CURAGEN Patent Rights" shall mean Patent Rights with respect to CURAGEN Proprietary Know-How and CURAGEN Research Results. "PIONEER Patent Rights" shall mean Patent Rights with respect to PIONEER Proprietary Know-How and PIONEER Research Results. "Joint Patent Rights" shall mean Patent Rights with respect to Joint Proprietary Know-How and Joint Research Results.

           1.25 "PIONEER Commercialization Field" means (i) Seed Products; (ii) Non-Seed Plant Products and (iii) Agricultural Chemicals.

           1.26 "PIONEER Crop Species" means [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx].

           1.27 "PIONEER Proprietary Material" means tissue samples or germplasm provided by PIONEER to CURAGEN in order for CURAGEN to perform the R&D Program and shall also be deemed to include the actual nucleic acids and other substances contained in such tissue samples or germplasm.

           1.28 "Proprietary Intellectual Property" means all Patent Rights and Proprietary Know-How. "CURAGEN Proprietary Intellectual Property" shall mean CURAGEN Patent Rights and CURAGEN Proprietary Know-How. "PIONEER Proprietary Intellectual Property" shall mean PIONEER Patent Rights and PIONEER Proprietary Know-How. "Joint Proprietary Intellectual Property" shall mean Joint Patent Rights and Joint Proprietary Know-How.

           1.29 "Proprietary Know-How" means, without limitation, all Research Results and all non-patented inventions, improvements, discoveries, proprietary materials, biological substances, data, know-how and trade secrets based on Research Results. Proprietary Know-How shall not include Genomics Technology. "CURAGEN Proprietary Know-How shall mean Proprietary Know-How invented or developed by CURAGEN. "PIONEER Proprietary Know-

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                                                                         5/16/97

How" shall mean Proprietary Know-How invented or developed by PIONEER. "Joint Proprietary Know-How" shall mean Proprietary Know-How invented or developed jointly by both parties.

           1.30 "R&D Field" means PIONEER Crop Species and Non-PIONEER Crop Species.

           1.31 "R&D Program" means the research and development program to be conducted by CURAGEN and PIONEER pursuant to Section 2 and reflected in the Work Plans.

           1.32 "R&D Steering Committee" or "RDSC " means the committee created pursuant to Section 2.2 hereof.

           1.33 "Research Data" means all differential expression and sequence data and any other information obtained, developed or derived in the course of performance of the R&D Program, but excluding Genomics Technology.

           1.34 "Research Materials" mean all tangible property invented, obtained, discovered, developed or derived, or the function or utility of which is discovered or determined, in the course of performance of the R&D Program including, without limitation, all cDNAs cloned and/or sequenced in the course of performance of the R&D Program, but excluding Genomics Technology.

           1.35 "Research Results" means all Research Data and Research Materials, collectively. "CURAGEN Research Results" means Research Results invented or developed by CURAGEN. "PIONEER Research Results" means Research Results invented or developed by PIONEER. "Joint Research Results" means Research Results invented or developed jointly by both parties.

           1.36 "Research Term" has the meaning set forth in Section 2.3.1.

           1.37 "Royalty Reduction Date" has the meaning set forth in Section 8.4.4.

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                                                                         5/16/97

           1.38 "Sample Unit" means units (i.e., packages) of seed that are invoiced or otherwise transferred to Third Parties by PIONEER, its Affiliates, Agents, licensees and/or sublicensees for promotional purposes at no value.

           1.39 "Seed Product" means a Licensed Product that is a seed of any plant for use as planting seed.

           1.40 "Staffing Level" has the meaning set forth in Section 2.1.1.

           1.41 "Target Trait" means a Trait selected by PIONEER for which CURAGEN will endeavor to identify and confirm associated genes in the course of performance of the R&D Program.

           1.42 "Territory" means all the countries of the world.

           1.43 "Third Party" shall mean any party who is not a party hereto, or an Affiliate, Agent, licensee or sublicensee thereof.

           1.44 "Trait" means a characteristic of a product associated with one or more genes which is manipulated (either through continued selection or transgenic intervention) and tracked (as evidenced by recorded notes) by PIONEER as part of the product development process. [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX].

           1.45 "Work Plan" means the written plan describing the activities to be carried out during each semi-annual period of the R&D Program pursuant to this Agreement. Each Work Plan will be set forth in a written document prepared by CURAGEN and PIONEER and approved by the R&D Steering Committee.

                                2. R&D PROGRAM
                                   -----------

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           2.1   Implementation of R&D Program.
                 -----------------------------

           2.1.1 Basic Provisions of Program.
                 ---------------------------

           (a) The objective of the R&D Program shall be the discovery and characterization of genes associated with plant growth and development, [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX]. CURAGEN and PIONEER shall each use commercially reasonable efforts to perform such tasks as are set forth to be performed by it in the Work Plans, including the provision of such facilities, materials (including PIONEER Proprietary Materials), equipment and consultants as each deems necessary to the achievement of such Work Plans. In carrying out the R&D Program, CURAGEN shall devote an average of at least [XXXXXXXX] FTEs per year, including [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX] to the R&D Program over its five year duration (the "Staffing Level") unless PIONEER has requested an increase in the Staffing Level as provided in (b) below. At least one FTE, who shall be an individual reasonably acceptable to PIONEER, shall be devoted to the R&D Program on a full-time basis.

           (b) PIONEER may, at its sole discretion, request an increase in the Staffing Level of up to [XXXXXX] additional FTEs per year to be devoted to the R&D Program by giving [XXXXXXXXXXXXXX] prior notice to CURAGEN, which notice may not be given more than [XXXXXXXXXXXXXXXXXXXXXXX]. CURAGEN will use commercially reasonable efforts to increase the staffing level as requested as promptly as practical. Once the Staffing Level is increased, it may not be decreased during the Research Term without the consent of CURAGEN, which consent may be withheld at CURAGEN's sole discretion.

           2.1.2 Collaborative Efforts and Reports.
                 ---------------------------------

           (a) The parties agree that the successful execution of the R&D Program will require the collaborative use of both parties' areas of expertise. The parties shall keep the RDSC fully informed about the status of the portions of the R&D Program they respectively perform. In particular, without limitation, each party shall furnish to the RDSC and each other semi-annual written reports within thirty (30) days after the end of each semi-annual period, describing the progress of its activities in reasonable detail, including (x) a detailed accounting of the FTEs used and actual allocation of FTEs, and (y) a description of Proprietary Intellectual Property arising

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from (i) CURAGEN's research efforts and accomplishments and (ii) PIONEER's research programs, breeding programs and field tests. The RDSC shall also be kept informed of any efforts by PIONEER or the parties jointly to (x) pursue commercialization partners in the PIONEER Commercialization Field or (y) pursue research partners for the purpose of facilitating additional research within the R&D Field beyond the scope of the research on Target Traits described in the Work Plan. Any such expansion of the research efforts in the R&D Field shall include additional research funding for CURAGEN and may include additional payments to the parties in the form of additional up front fees, milestone fees, royalties or license fees which shall be shared by the parties in a mutually agreeable manner so as to reflect each party's contribution to any such expanded collaboration.

           (b) Scientists at CURAGEN and PIONEER shall cooperate in the performance of the R&D Program and, subject to any confidentiality obligations to third parties, shall exchange information and materials as necessary to carry out the R&D Program, subject to the provisions of Section 5. Each party will attempt to accommodate any reasonable request of the other party to send or receive personnel for purposes of collaborating or exchanging information under the R&D Program. Such visits and/or access will have defined purposes and be scheduled in advance. The requesting party will bear the travel and lodging costs of any such personnel.

           (c) CURAGEN shall set up and maintain, throughout the Research Term, a secure partition of its GeneScape(TM) database and software and provide online E-mail and telephone help in the use thereof to PIONEER. CURAGEN and PIONEER shall jointly set up and maintain a secure connection to said partition of the GeneScape(TM) database and software in order to give PIONEER on-line access thereto. PIONEER shall have no rights to use the GeneScape(TM) database and software except as set forth above and in Section 8.1.1(b). The parties recognize that PIONEER may desire to include other data in GeneScape(TM) database and software and/or that PIONEER may wish to analyze Research Data with other data analysis tools not available in GeneScape(TM) database and software or in conjunction with other data owned or controlled or accessed by PIONEER. In recognition of this desire, the Parties may cooperate in an effort to incorporate other data and/or data analysis tools into the GeneScape(TM) database and software.

           (d) After the first six (6) months of the R&D Program, but before the first anniversary of the R&D Program, CURAGEN and PIONEER shall discuss strategies and the resources needed to import a copy of Research Data to PIONEER, if necessary for efficiency, and to keep

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                                                                         5/16/97

it updated. Any such Research Data imported to PIONEER may be used by PIONEER only for activities pursuant to Section 8.8.

           2.1.3     Work Plans.
                     ----------

           The Work Plan for the first six months of the R&D Program will be agreed upon by the parties within one (1) month of the Effective Date and will include plans to implement the installation of access to the GeneScape(TM) database and software for PIONEER. For each subsequent semi-annual period of the R&D Program, the Work Plan shall be prepared by CURAGEN and PIONEER and approved by the RDSC no later than thirty (30) days before the end of the prior semi-annual period. The Work Plan shall set forth specific research and development objectives, milestones and resource allocation requirements and shall be designed to facilitate the earliest practical identification of genes associated with Target Traits selected by PIONEER. Each Work Plan shall be in writing and shall set forth with reasonable specificity tasks for the period covered by the Work Plan. The RDSC may make adjustments in the Work Plan as it may determine.

           2.1.4     Exclusivity.
                     -----------

           (a) CURAGEN agrees that during the Research Term CURAGEN will not collaborate in the performance of research in the R&D Field with any other commercial party or will not undertake activities for the benefit of any other commercial party in the R&D Field, except as otherwise permitted hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall in any way restrict CURAGEN's right to perform research or collaborate with third parties outside of the R&D Field and to grant to third parties the right to exploit the results of any such research or collaborations without restriction.

           (b) PIONEER agrees that for the duration of this Agreement, PIONEER will not utilize any CURAGEN Proprietary Intellectual Property or CURAGEN Research Results for any purpose other than as provided herein. CURAGEN agrees that CURAGEN will not use and/or replicate any PIONEER Proprietary Materials or utilize any PIONEER Proprietary Intellectual Property or PIONEER Research Results for any purpose other than as provided herein.

           2.2       R&D Steering Committee.
                     ----------------------

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                                                                         5/16/97

           2.2.1     Establishment and Functions of RDSC.
                     -----------------------------------

           (a) CURAGEN and PIONEER shall establish an "R&D Steering Committee" (the "RDSC"). The RDSC will act on behalf of the two companies and will be responsible for the planning and monitoring of the R&D Program and for setting forth specific research and development objectives, milestones and resource allocation requirements. In particular, the activities of the RDSC shall include reviewing progress in the R&D Program and recommending necessary adjustments to the R&D Program, including any study substitutions deemed desirable based on results and on PIONEER's commercial interest, as the research and development progresses, and considering and evaluating potential collaborations with third parties in the R&D Field or the PIONEER Commercialization Field.

           (b) In planning and monitoring the R&D Program, the RDSC shall assign tasks and responsibilities taking into account each party's respective specific capabilities and expertise in order in particular to avoid duplication and enhance efficiency and synergies.

           2.2.2     RDSC Membership.
                     ---------------

           CURAGEN and PIONEER each shall appoint, in their sole discretion, three members to the RDSC, which shall include a Co-Chair to be designated by PIONEER and a Co-Chair to be designated by CURAGEN. Substitutes or alternates for the Co-Chairs or other RDSC members may be appointed at any time by notice in writing to the other party. The parties may mutually agree to change the size of the RDSC as long as there shall be an equal number of representatives of each party on the RDSC. The initial Co-Chairs and other RDSC members shall be designated by the parties upon execution of this Agreement. CURAGEN shall appoint a Project Coordinator, who shall be reasonably satisfactory to PIONEER, to serve as the principal liaison with PIONEER for the R&D Program.
Such Project Coordinator will be one of CURAGEN's members of the RDSC.

           2.2.3     Meetings.
                     --------
           The RDSC shall meet at least semi-annually, with such meetings to be held, alternately, in New Haven, Connecticut, and Des Moines, Iowa, unless the parties agree otherwise. Any

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                                                                         5/16/97

additional meetings shall be held at places and on dates selected by the Co-Chairs of the RDSC. In addition, the RDSC may act without a formal meeting by a written memorandum signed by the Co-Chairs of the RDSC. Whenever any action by the RDSC is called for hereunder during a time period in which the RDSC is not scheduled to meet, the Co-Chairs of the RDSC shall cause the RDSC to take the action in the requested time period by calling a special meeting or by action without a meeting. Subject to the obligations set forth in Section 5, representatives of each party or of its Affiliates, in addition to the members of the RDSC, may attend RDSC meetings at the invitation of either party with the prior approval of the other party, which shall not be unreasonably withheld.

           2.2.4     Minutes.
                     -------

           The RDSC shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to the Co-Chairs of the RDSC within twenty (20) days after the meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the Co-Chairs and shall be issued in final form only with their approval and agreement as evidenced by their signatures on the minutes.

           2.2.5     Quorum; Voting; Decisions.
                     -------------------------

           At each RDSC meeting, at least two (2) member(s) appointed by each party shall constitute a quorum and decisions shall be made by majority vote. Each RDSC member shall have one vote on all matters before the RDSC, provided that the member or members of each party present at an RDSC meeting shall have the authority to cast the votes of any of such party's members on the RDSC who are absent from the meeting. Notwithstanding the foregoing, the objective of the parties to this Agreement is that decisions of the RDSC shall be made by consensus. However, except as otherwise set forth herein, in the event that the RDSC is unable to resolve any matter before it as set forth above, such matter shall be resolved by PIONEER, taking into reasonable consideration the best interests of both PIONEER and CURAGEN.

           2.2.6     Expenses.
                     --------

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                                                                         5/16/97

           CURAGEN and PIONEER shall each bear all expenses of their respective RDSC members related to their participation on the RDSC and attendance at RDSC meetings.

           2.3       Research and Development Term.
                     -----------------------------

           2.3.1     Term of the R&D Program.
                     -----------------------

           The R&D Program shall expire five (5) years after the Effective Date unless extended as provided below or unless earlier terminated by either party pursuant to the provisions in Section 2.3.3 and/or Article 9 (the "Research Term").

           2.3.2     Extension of the Research Phase of the R&D Program.
                     --------------------------------------------------

           The Research Term may be extended upon six (6) months prior written notice by mutual agreement of the parties on terms to be agreed upon between the parties.

           2.3.3     Early Termination of the R&D Program.
                     ------------------------------------

           (a) PIONEER may terminate the R&D Program at its sole discretion upon three (3) months prior written notice, such notice to be given at any time after eighteen months have elapsed from the Effective Date, if [XXXXXXXX] prior to the time notice is given; provided, however, that such notice shall be deemed automatically withdrawn if [XXXXXXX], and provided, further, that for any such termination which would take effect prior to the third anniversary of the Effective Date, PIONEER shall pay to CURAGEN upon such termination an amount equal to the lesser of (i) nine months of research funding at levels existing at the time of such termination, or (ii) the balance of the research funding due through the third anniversary of the Effective Date at levels existing at the time of such termination. Any such payments shall be made within thirty (30) days of such termination. This Agreement shall terminate simultaneously with the termination of the R&D Program under this Section 2.3.3(a) and all remaining PIONEER Proprietary Material provided to CURAGEN under this Agreement shall be returned to PIONEER or destroyed.

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           (b)       Either party may terminate the R&D Program after the third anniversary of the Effective Date upon three (3) months prior written notice; provided, however, that CURAGEN shall have no such rights to terminate if the Staffing Level is, or has been duly requested by PIONEER to be, set at [XXXXXXXX] FTEs prior to the giving of any such termination notice by CURAGEN.

           (c) Any termination of the R&D Program under Section 2.3.3(b) shall be without prejudice to the rights of either party against the other, then accruing or otherwise accrued under this Agreement and upon any such termination, all remaining PIONEER Proprietary Material provided to CURAGEN under this Agreement shall be returned to PIONEER or destroyed.

           2.3.4     Post Research Term Cooperation.
                     ------------------------------

           At least three months prior to the expiration or termination pursuant to Section 2.3.3 of the Research Term, the parties shall meet to agree on mechanisms for coordinating and managing activities which shall occur after the expiration of the Research Term which would otherwise be addressed by the RDSC hereunder including but not limited to (i) reporting on the development of Proprietary Intellectual Property; (ii) decisions with respect to patent filing and prosecution; (iii) resolution of inventorship disputes; and (iv) other items as needed.

           2.4       Product Development.
                     -------------------

           2.4.1     Development Obligations.
                     -----------------------

           PIONEER agrees that it will use reasonable efforts to develop and market Licensed Products in the PIONEER Commercialization Field throughout the Territory at its own expense (the "Development Program"), but only to the extent that the development and commercialization of such Licensed Products is economically practicable and the market for such Licensed Products justifies, in PIONEER's reasonable determination, such development and sale.

           2.4.2     Reports.
                     -------

                                       16

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           After expiration or early termination pursuant to Section 2.3.3(b) of the Research Term, PIONEER will keep CURAGEN fully informed concerning the status of the Development Program for each Licensed Product. In particular, without limitation, PIONEER shall (a) report to CURAGEN on an annual basis with respect to all aspects of such development and commercialization activities; (b) provide CURAGEN with summaries of all governmental filings filed in connection with such Licensed Products in the United States and other countries; and (c) provide such other information concerning such development and commercialization activities as CURAGEN shall reasonably request.


                             3. EQUITY INVESTMENT
                                -----------------

           In conjunction with the execution of this Agreement, PIONEER will make an equity investment in CURAGEN of $7.5 million upon execution of this Agreement. The equity investment will be in the form of a purchase of One Million (1,000,000) shares of Series D Convertible Preferred Stock at a price of $7.50 per share (the "Preferred Stock") pursuant to the provisions of a Stock Purchase Agreement of even date herewith.

                              4. RESEARCH FUNDING
                                 ----------------

           In partial consideration of the work to be done by CURAGEN in the R&D Program, PIONEER will pay CURAGEN non-refundable research payments of [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX] per year per FTE in the Staffing Level during the first three years of the Research Term, commencing as of the Effective Date. During the fourth and fifth years of the Research Term, PIONEER will pay CURAGEN [XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX] per year per FTE, adjusted for inflation occurring during the prior three year or four year term, respectively, at the greater of (i) four percent (4%) per annum or (ii) inflation as indicated by the Consumer Price Index for New Haven, Connecticut for All Urban Consumers (CPI-U) (1982-84=100) published by the U.S. Department of Labor, Bureau of Labor Statistics since the Effective Date. Such payments will be made in advance, on or before the first day of each calendar quarter, with the first and last payments prorated in the event that the Effective Date is not the first day of a calendar quarter. In the event that the Staffing Level is to change in any calendar quarter, such payment shall be pro-rated accordingly based on the above-specified level of funding per FTE. The first research payment shall be made simultaneously with the execution of this Agreement and shall include all amounts necessary to

                                       17

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make PIONEER current in research payments due since the Effective Date. PIONEER will fund its own activities under the R&D Program.

                    5. TREATMENT OF CONFIDENTIAL INFORMATION
                       -------------------------------------

           5.1       Confidentiality.
                     ---------------

           5.1.1     General.
                     -------

           CURAGEN and PIONEER each recognize that the other party's Confidential Information constitutes highly valuable and proprietary confidential information. For the purposes hereof, PIONEER Proprietary Material shall be deemed PIONEER Confidential Information. Subject to the terms and conditions of Section 8, CURAGEN and PIONEER each agree that, except as required by applicable law or regulation (including the filing and prosecution of patent applications) or judicial or administrative order, during the term of this Agreement and for five (5) years thereafter, (i) it will keep confidential, and will cause its employees, consultants, Affiliates, licensees and sublicensees to keep confidential, all Confidential Information of the other party that is disclosed to it, or to any of its employees, consultants, Affiliates and licensees and sublicensees, pursuant to or in connection with this Agreement; and (ii) neither it nor any of its respective employees, consultants, Affiliates and licensees and sublicensees shall use Confidential Information of the other party for any purpose whatsoever except as expressly permitted in this Agreement. Notwithstanding the foregoing, (i) either party may disclose Confidential Information to its sublicensees as long as such sublicensees execute a confidentiality agreement providing protections similar to those contained herein, and (ii) PIONEER will reasonably cooperate with CURAGEN in the making of reasonable disclosures of Confidential Information, CURAGEN Research Results, Joint Research Results, CURAGEN Proprietary Intellectual Property and Joint Proprietary Intellectual Property to investment bankers, investors and potential investors of CURAGEN; provided, however, that such disclosures shall only be made under the terms of a confidentiality agreement providing protections similar to those contained herein.

           5.1.2     Restricted Access.
                     -----------------

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                                                                         5/16/97

           CURAGEN and PIONEER each agree that any disclosure of the other party's Confidential Information to any of its officers, employees, consultants or agents or those of any of its Affiliates and licensees and sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to persons who are bound by written confidentiality agreements to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request of the disclosing party following the expiration or termination of this Agreement; provided that a party may retain Confidential Information of the other party relating to any license or right to use Proprietary Intellectual Property which survives such termination and one copy of all other Confidential Information may be retained in confidential and inactive archives solely for the purpose of establishing the contents thereof.

           5.1.3     Employee Confidentiality Agreements.
                     -----------------------------------

           CURAGEN and PIONEER each represent that all of its employees and all of the employees of its Affiliates, and any consultants to such party or its Affiliates, participating in the R&D Program or who shall otherwise have access to Confidential Information of the other party are bound by written agreements to maintain such information in confidence and not to use such information except as expressly permitted herein. Each party agrees to enforce confidentiality obligations to which its employees and consultants (and those of its Affiliates) are obligated.

           5.2.      Publicity.
                     ---------

           Neither party may disclose the existence or terms of this Agreement without the prior written consent of the other party; provided, however, that either party may make such a disclosure to the extent required by law and that CURAGEN may make a disclosure of the existence and terms of this Agreement to investors, prospective investors, lenders and other financing sources, and to strategic partners or licensees for products in the CURAGEN Commercialization Field; provided, however, that such disclosures shall only be made under the terms of a confidentiality agreement providing protections similar to those contained herein. The parties, upon the execution of this Agreement, will agree to a news release for publication in

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                                                                         5/16/97

general circulation periodicals and news wires. Once any written statement is approved for disclosure by both parties, either party may make subsequent public disclosures limited to the specific contents of such prior statement without the further approval of the other party.

           5.3.      Publication.
                     -----------

           It is expected that each party may wish to publish the results of its research under this Agreement. In order to safeguard intellectual property rights, the party wishing to publish or otherwise publicly disclose the results of its research hereunder shall first submit a draft of the proposed manuscripts to the RDSC for review, comment and consideration of appropriate patent action at least thirty (30) days prior to any submission for publication or other public disclosure. Within thirty (30) days of receipt of the prepublication materials, the RDSC will advise the party seeking publication as to whether a patent application will be prepared and filed or whether trade secret protection should be pursued and, if so, the RDSC will, in cooperation with both parties, determine the appropriate timing and content of any such publications.

           5.4.      Prohibition on Hiring.
                     ---------------------

           Neither PIONEER nor its Affiliates shall, during the Research Term, but in any event for at least five (5) years from the Effective Date, hire any person who was employed by CURAGEN or its Affiliates during such period, whether such person is hired as an employee, investigator, independent contractor or otherwise, without the express written consent of CURAGEN.

           5.5       Consultants.
                     -----------

           Prior to retaining any consultant who shall have access to any Confidential Information of the other party or who shall participate in the performance of the R&D Program, each party shall use reasonable efforts to determine if such consultant has or will have any potential conflict of interest with respect to the other party as a result of any other relationships of such consultant and will not retain any consultant known to have such a conflict without the consent of the other party, such consent to not be unreasonably withheld.

                         6. INTELLECTUAL PROPERTY RIGHTS
                            ----------------------------

                                       20




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                                                                         5/16/97


           6.1       Disclosure of Inventions.
                     ------------------------

           Each party shall promptly inform the other and the RDSC about all Research Results, Proprietary Intellectual Property and Genomics Technology. The following provisions shall apply to rights in Research Results, Proprietary Intellectual Property, and Genomics Technology.

           6.2       Ownership.
                     ---------

           6.2.1     CURAGEN Intellectual Property Rights.
                     ------------------------------------

           CURAGEN shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Research Results, Proprietary Intellectual Property, and Genomics Technology developed or invented solely by employees or consultants of CURAGEN.

           6.2.2     PIONEER Intellectual Property Rights.
                     ------------------------------------

           PIONEER shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Research Results, Proprietary Intellectual Property, and Genomics Technology developed or invented solely by employees or consultants of PIONEER.

           6.2.3     Joint Intellectual Property Rights.
                     ----------------------------------

           PIONEER and CURAGEN shall jointly own all Research Results, Proprietary Intellectual Property, and Genomics Technology jointly developed or invented by employees or consultants of both CURAGEN and PIONEER.

           6.3       Patent Coordinators.
                     -------------------

           CURAGEN and PIONEER shall each appoint a patent coordinator (a "Patent Coordinator") who shall serve as such party's primary liaison with the other party on matters relating to patent filing, prosecution, maintenance and enforcement. Each party may replace its Patent Coordinator at any time by notice in writing to the other party. The initial Patent Coordinators shall be designated by the parties upon execution of this Agreement.

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                                                                         5/16/97

           6.4       Inventorship.
                     ------------

           In case of dispute between CURAGEN and PIONEER over inventorship or authorship, the RDSC, with the advice of the Patent Coordinators and counsel, shall, at its next meeting following the disclosure of any Research Results, Proprietary Intellectual Property or Genomics Technology pursuant to Section 6.1, make a determination of the inventor(s) or author(s) by application of the standards embodied in United States patent and copyright law. The RDSC, with the advice of the Patent Coordinators and counsel, shall also, in the case of dispute, make any determination as to whether an invention is Genomics Technology or an Improvement to GeneScape(TM) database and software.

                7. PROVISIONS CONCERNING THE FILING, PROSECUTION
                   ---------------------------------------------
                        AND MAINTENANCE OF PATENT RIGHTS
                        --------------------------------

           The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this Agreement:

           7.1       Filing of Patents.
                     -----------------

           7.1.1     Primary Responsibilities.
                     ------------------------

           In consultation with the Patent Coordinators, the RDSC will coordinate the determination of what patents will be filed on Research Results developed under the R&D Program. PIONEER will be responsible for the filing, prosecution and maintenance (including the defense of interferences and similar proceedings) of any patents on such Research Results, provided that PIONEER shall use reasonable efforts to obtain patent coverage that is as broad as possible to cover all potential commercial applications thereof, and provided that CURAGEN will have the opportunity to provide substantive review and comment on any such prosecution. Additionally, CURAGEN shall have a period of fifteen
(15) business days from receipt of any draft patent application to add any proper claims and specifications outside of the PIONEER Commercialization Field.

           7.1.2     Elective Termination of Rights.
                     ------------------------------

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

                                                                         5/16/97

           If at any time PIONEER wishes to discontinue the prosecution or maintenance of any Patent Rights filed in accordance with Section 7.1.1, PIONEER shall promptly give notice of such intention to CURAGEN. CURAGEN shall have the right, but not the obligation, to assume responsibility for the prosecution of any such Patent Rights at its own expense, by giving notice to PIONEER of such intention within thirty (30) days and such Patent Rights shall thereafter be treated as Patent Rights of CURAGEN. PIONEER shall transfer ownership of such Patent Rights to CURAGEN, and PIONEER shall no longer have any rights hereunder to such Patent Rights.

           7.2       Expenses.
                     --------

           PIONEER will bear the costs of the filing, prosecution and maintenance of all Patent Rights for which it has responsibilities pursuant to
Section 7.1, provided, however, that if CURAGEN desires, at its sole discretion, to add any claims to any Patent Rights which are outside of the PIONEER Commercialization Field as provided in Section 7.1, CURAGEN shall pay for the drafting and prosecution of any such claims, which drafting and prosecution shall be performed by patent counsel designated by CURAGEN, who shall cooperate with PIONEER's patent counsel as necessary.


                                8. LICENSE RIGHTS
                                   --------------

           8.1       License Grants.
                     --------------


           8.1.1     Licenses to PIONEER.
                     -------------------

           (a) CURAGEN hereby grants to PIONEER a sole and exclusive license in the Territory, including the right to grant sublicenses, to develop, have developed, make, have made, use, have used, distribute for production and/or sale, offer for sale, sell, have sold, and import Licensed Products in the PIONEER Commercialization Field under any and all CURAGEN and/or Joint Research Results and Proprietary Intellectual Property. PIONEER shall have the right to assign or otherwise transfer its rights in the license granted herein (or any part thereof) to certain Affiliates such as PIONEER Overseas Corporation for the purposes of conducting PIONEER's business. Notwithstanding any such assignment, PIONEER shall be responsible for

                                                                         5/16/97

the activities, including all reporting and royalty obligations, of such Affiliates as if they were PIONEER.

           (b) As set forth in Section 2.1.2(c), during the Research Term, CURAGEN hereby agrees to continue to maintain its GeneScape(TM) database and software and to use such database and software in the R&D Program; provided that, for a period starting at expiration or termination of the Research Term and for three years thereafter, CURAGEN shall license the GeneScape(TM) database and software to PIONEER under reasonable terms and conditions which, for clarity, shall be based on CURAGEN's reasonable costs for maintenance and support under such license, all in accordance with a GeneScape(TM) License Agreement to be negotiated in good faith by the parties. Further, CURAGEN hereby agrees that, at PIONEER's option and expense, CURAGEN shall export a licensed copy of GeneScape(TM) database and software to PIONEER, along with the Research Data if not already resident at PIONEER pursuant to Section 2.1.2(d), upon request made within twelve (12) months after the expiration of the Research Term.

           8.1.2     Licenses to CURAGEN.
                     -------------------

           (a) PIONEER hereby grants to CURAGEN, to the extent it has rights to do so, an exclusive, worldwide, royalty-free license of perpetual duration to any Improvements made to the GeneScape(TM) database and software by PIONEER or by the parties jointly during the Research Term or during the period of any license to PIONEER as set forth in Section 8.1.1(b). PIONEER hereby agrees to execute and deliver any documents as requested by CURAGEN in order to achieve the intent of this Section 8.1.2(a).

           (b) PIONEER hereby grants to CURAGEN, to the extent PIONEER has the right to grant such licenses, a worldwide, royalty-free (except for the consideration set forth in Section 8.4.3) license of perpetual duration to commercialize products or services based on Genomics Technology under PIONEER's ownership interest in such Genomics Technology. Such license shall be exclusive with respect to Joint Genomics Technology, subject only to [XXXXXXXX]. The license granted herein may be exploited by CURAGEN in all fields and at all times with the sole exception that CURAGEN will not exploit such license for the benefit of any Third Party in the R&D Field during the Research Term.

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           8.1.3     Rights in the Other Commercialization Field.
                     -------------------------------------------

           Neither party shall have the right, including rights under any of the other party's solely-owned Research Results or Proprietary Intellectual Property or jointly owned Research Results or Proprietary Intellectual Property, to develop, have developed, make, have made, use, distribute for sale, sell, offer for sale or import any Licensed Product in the Other Commercialization Field, or to grant any licenses to any third parties to do the same. If either party wishes to develop and commercialize Licensed Products in the Other Commercialization Field alone, in collaboration with the other party, or in conjunction with any third party, it shall notify the other party. All such opportunities shall only be pursued upon terms mutually agreeable to both parties, such agreement to not be unreasonably withheld.

           8.2       Term of License and Royalty Periods.
                     -----------------------------------

           The License Term with respect to any rights licensed to PIONEER in
Section 8.1.1(a) for any Licensed Product shall commence upon the Effective Date and shall continue on a country-by-country basis until the royalty obligation set forth in Section 8.4 expires for such Licensed Product. Thereafter, PIONEER shall have a fully paid-up license of perpetual duration to all CURAGEN Research Results, all CURAGEN Proprietary Intellectual Property and CURAGEN's interest in all Joint Research Results and Joint Proprietary Intellectual Property with respect to such Licensed Product.


           8.3       Licenses and Sublicenses to Third Parties.
                     -----------------------------------------

           If PIONEER grants a license or sublicense to a Third Party with respect to any CURAGEN Research Results, Joint Research Results, CURAGEN Proprietary Intellectual Property and/or Joint Proprietary Intellectual Property, PIONEER shall guarantee that such licensee or sublicensee will fulfill all of PIONEER's obligations under this Agreement; provided, however, that PIONEER shall remain directly liable for the fulfillment of all such obligations unless otherwise consented to in writing by CURAGEN.

           8.4       Payment of Royalties, Royalty Rates, Accounting for
                     ---------------------------------------------------
                     Royalties and Records
                     ---------------------

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                                                                         5/16/97

           8.4.1     Payment of Royalties to CURAGEN.
                     -------------------------------

           PIONEER recognizes and acknowledges that each of the following, separately and together, has substantial economic benefit to PIONEER:

           (i) CURAGEN's expertise and know-how concerning the discovery and characterization of genes in the R&D Field,

           (ii) the performance by CURAGEN of the R&D Program on the terms specified herein,

           (iii) the disclosure to PIONEER of results obtained in the R&D Program by CURAGEN,

           (iv)      access to CURAGEN's informatics capabilities and software,

           (v) the licenses granted to PIONEER hereunder with respect to CURAGEN Proprietary Know-How and Joint Proprietary Know-How which are not within the claims of any letters patent owned or controlled by CURAGEN,

           (vi) the licenses granted to PIONEER under letters patent owned or controlled by CURAGEN,

           (vii) the foundation afforded to PIONEER for its internal program of research, development, manufacturing and marketing of products in the PIONEER Commercialization Field using gene discovery and characterization technology by each of the elements set forth in subparagraphs (i) through (v) above,

           (viii) CURAGEN's commitment not to collaborate with any other party in the R&D Field during the Research Term, as set forth in Section 2.1.4(a), and

           (ix) the "head start" afforded to PIONEER, whether or not any patents issue with respect to any CURAGEN Proprietary Know-How and whether or not any or all unpatented CURAGEN Know-How becomes a part of the public domain, by each of the elements set forth in subparagraphs (i) through (viii) above,

                                       26
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                                                                         5/16/97


and in consideration of each, separately and together, and in consideration of the fact that CURAGEN is relying upon PIONEER to produce Licensed Products in the PIONEER Commercialization Field, PIONEER agrees to pay to CURAGEN earned royalties with respect to sales by PIONEER, its Affiliates, Agents, licensees and sublicensees of Licensed Products as follows:

           PIONEER shall pay CURAGEN a royalty based on the Net Sales of Licensed Products pursuant to Section 8.4.1(a) in each country until the royalty obligation ceases as set forth in Section 8.4.4; provided, however, that a royalty shall not be payable with respect to any Licensed Product which is within the definition of Licensed Product solely under clause (ii) of Section
1.17 unless CURAGEN has made an Inventive Contribution to such Licensed Product. For each Licensed Product, the royalty shall be as follows:

           (a) For Licensed Products in the PIONEER Commercialization Field that are Seed Products within PIONEER Crop Species that are invoiced or otherwise transferred to a Third Party, the royalty shall be [XXXXXXXX].

           (b) For all other Licensed Products in the PIONEER Commercialization Field not covered in (a) above, PIONEER and CURAGEN will share revenues from the commercialization of such Licensed Products using a mutually agreeable formula to be negotiated upon request of PIONEER, such negotiation to be conducted in good faith over a period of not more than ninety (90) days, prior to commercialization by PIONEER or the execution of any agreement with third parties or the granting of any license or sublicense for such Licensed Products. Such formula shall recognize the relative value contributed by CURAGEN to the Licensed Product and the relative value contributed by PIONEER's plant genetic business and expertise existing outside the R&D Program. The parties recognize that PIONEER has substantial expertise and investment in plant genomics research and product development, and that the relative value of CURAGEN's contribution may be comparatively small. If the parties cannot agree on the formula or the valuation during such good faith negotiation, the parties will submit to dispute resolution as provided in Article 12.

           8.4.2     Alternate Net Sales Calculation.
                     -------------------------------

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           The parties agree that prior to the first commercialization of a
Licensed Product by PIONEER or its Affiliates, Agents, licensees or sublicensees pursuant to Section 8.4.1(a), the parties will meet to discuss in good faith an amendment to this Agreement which would provide for an alternative definition of Net Sales for such Licensed Product which may be based on the gross amount invoiced, less the average over a prior period of the deductions set forth in
Section 1.19(a) through (d).

           8.4.3     Royalty Reductions Due to Other Commercial Activities.
                     -----------------------------------------------------

           The royalty specified in Section 8.4.1(a) [XXXXXXXX] may be reduced as a result of good faith negotiations between the parties (i) in the event that technologies or intellectual properties owned by third parties are essential for commercialization of [XXXXXXXX] Licensed Products and depending on the relative contribution of the third party technology [XXXXXXXX] and/or
(ii) in the event that exclusive or non-exclusive rights granted to CURAGEN as set forth in Section 8.1.2(b) have enabled CURAGEN to develop material business opportunities; provided, however, that the [XXXXXXXX] minimum royalty will not be reduced [XXXXXXXX] and that such discussions shall occur only once with respect to (i) or (ii) above. Any reduction based on (ii) above will recognize the value contributed by PIONEER relative to the overall value contributed by CURAGEN's Genomics Technology and CURAGEN's genomics technology and expertise existing outside the R&D Program. The parties recognize that CURAGEN has substantial expertise and investment in genomics and Genomics Research, and that the relative value of the rights granted to CURAGEN in Section 8.1.2(b) may be comparatively small.

           8.4.4     Royalties After the Royalty Reduction Date.
                     ------------------------------------------

           For the reasons set forth in Section 8.4.1, for each Licensed Product specified in Section 8.4.1(a), for exclusive use of CURAGEN Proprietary Know-How and Joint Proprietary Know-How, PIONEER also hereby agrees to pay royalties to CURAGEN on a country-by-country [XXXXXXXX] basis, [XXXXXXXX], after the Royalty Reduction Date, as defined below, in such country. For purposes hereof, the "Royalty Reduction Date" for a Licensed Product in each country shall be [XXXXXXXX]
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[XXXXXXXX]

           8.4.5     Payment Dates and Reports.
                     -------------------------

           Royalties shall be paid by PIONEER on Net Sales within thirty (30) days after the end of each of the first three Fiscal Quarters in the Fiscal Year in which such Net Sales are made, and within sixty (60) days of the end of the final Fiscal Quarter in any Fiscal Year; provided, however, that royalties for the first three Fiscal Quarters of each Fiscal Year shall be based on seventy-five percent (75%) of Net Sales in such Fiscal Quarters, with royalties for the fourth quarter to be adjusted to account for actual Net Sales for the entire Fiscal Year. Such payments shall be accompanied by a report showing the quantity and Net Sales of each Licensed Product sold by PIONEER or any Affiliate, licensee or sublicensee in each country, the applicable royalty rate for such Licensed Product, any credits or offsets to be applied, and a calculation of the amount of royalty due.

           8.4.6     Accounting.
                     ----------

           The Net Sales used for computing the royalties payable to CURAGEN hereunder shall be computed, and royalties shall be paid, in U.S. dollars. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as reported in The Wall Street Journal on the last business day of the period to which a royalty payment relates.

           8.4.7     Records.
                     -------

           PIONEER, its Affiliates, licensees and sublicensees shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by PIONEER and its Affiliates, licensees and sublicensees of each Licensed Product in sufficient detail to allow the

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accruing royalties to be determined accurately. CURAGEN shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint an independent certified public accountant reasonably acceptable to PIONEER to inspect the relevant records of PIONEER and its Affiliates, licensees and sublicensees to verify such report or statement. PIONEER and its Affiliates, licensees and sublicensees shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from CURAGEN, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any Fiscal Year nor more than once with respect to sales of any Licensed Product in any given payment period. CURAGEN agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for CURAGEN to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. CURAGEN shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any Fiscal Year of the inspected party shown by such inspection of more than four percent (4%) of the amount paid, PIONEER shall pay for such inspection.

           8.4.8     Overdue Royalties.
                     -----------------

           Royalties not paid within the time period set forth in Section 8.4.5 shall bear interest at a rate of one percent (1%) per month from the due date until paid in full.

           8.5       Legal Action.
                     ------------

           8.5.1     Actual or Threatened Infringement.
                     ---------------------------------

           (a) In the event either party becomes aware of any possible infringement or unauthorized possession, knowledge or use of any Patent Rights or Proprietary Know-How licensed hereunder (collectively, an "Infringement"), that party shall promptly notify the other party and provide it with full details. The parties will meet to determine the appropriate course of action, and will collaborate in pursuing such course or action.

                                                                         5/16/97

           (b) Notwithstanding the foregoing, if the parties do not otherwise agree on a course of action, PIONEER shall have primary responsibility for the prosecution, prevention or termination of any Infringement in the PIONEER Commercialization Field at PIONEER's expense and with the sharing of recoveries as specified below and CURAGEN shall have primary responsibility for the prosecution, prevention or termination of any Infringement in the CURAGEN Commercialization Field or the Other Commercialization Field at CURAGEN's expense and with the sharing of recoveries as specified below. If either PIONEER or CURAGEN, respectively, does not commence an action to prosecute, or otherwise take steps to prevent or terminate an Infringement of a Patent Right for which it has primary responsibility hereunder within sixty (60) days from such notice, then the other party shall have the right and option to take such reasonable action as it considers appropriate to prosecute, prevent or terminate such Infringement. If either party determines that it is necessary or desirable for the other to join any such suit, action or proceeding, the second party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

           (c) PIONEER shall bear the cost of any proceeding or suit under this Section 8.5.1 brought by PIONEER and CURAGEN shall bear the cost of any proceeding or suit under this Section 8.5.1 brought by CURAGEN. In each such case, the responsible party shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses, including reasonable attorney's fees, related to such suit or settlement. The remainder is next to be used to reimburse the other party for its costs and expenses so incurred. Any remaining amounts which are in the form of compensatory damages in the PIONEER Commercialization Field shall be treated as Net Sales hereunder; any remaining amounts which are in the form of compensatory damages in the CURAGEN Commercialization Field shall be the property of CURAGEN; and any punitive damages shall be shared equally by CURAGEN and PIONEER. Any non-monetary recovery or award shall be shared as mutually agreed between the parties hereto. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section by the other party for an Infringement. If either party lacks standing and the other party has standing to bring any such suit, action or proceeding as specified above, then the other party shall do so at the request of the responsible party and at the responsible party's expense.

           (d) In any action under this Section 8.5.1, the parties shall fully cooperate with and assist each other. No suit under Section 8.5.1 regarding CURAGEN or Joint Proprietary Intellectual Property may be settled by PIONEER without CURAGEN's consent. No suit under

                                                                         5/16/97

Section 8.5.1 regarding PIONEER or Joint Proprietary Intellectual Property may be settled by CURAGEN without PIONEER's consent.

           8.5.2     Defense of Claims Asserted by Third Parties.
                     -------------------------------------------

           (a) Notwithstanding anything to the contrary in this Agreement, in the event that any action, suit or proceeding is brought against CURAGEN or PIONEER or any Affiliate, Agent, licensee or sublicensee of PIONEER alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of a Licensed Product by PIONEER or its Affiliates, Agents, licensees or sublicensees, PIONEER will have the obligation to defend itself and CURAGEN and such Affiliate, Agent, licensee or sublicensee in such action, suit or proceeding at PIONEER's expense, except if the action, suit or proceeding is brought primarily due to the actions of CURAGEN in its discovery and characterization of genes, including but not limited to the use of CURAGEN's proprietary technologies. (In such case, PIONEER shall have no obligation to defend CURAGEN.) CURAGEN shall have the right to separate counsel at its own expense in any such action or proceeding and PIONEER will reimburse CURAGEN for all reasonable expenditures incurred in connection therewith. The parties will cooperate with each other in the defense of any such suit, action or proceeding. The parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other a copy of each communication relating to the alleged infringement. PIONEER shall not compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding which involves CURAGEN Proprietary Intellectual Property or Joint Proprietary Intellectual Property without CURAGEN's advice and prior consent, provided that CURAGEN shall not unreasonably withhold its consent to any settlement which does not have a material adverse effect on CURAGEN or CURAGEN's business.

           (b) Notwithstanding anything to the contrary in this Agreement, in the event that any action, suit or proceeding is brought against PIONEER or CURAGEN or any Affiliate, licensee or sublicensee of CURAGEN alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of a Licensed Product by CURAGEN or its Affiliates, licensees or sublicensees, CURAGEN will have the obligation to defend itself and PIONEER and such Affiliate, licensee or sublicensee in such action, suit or proceeding at CURAGEN's expense, except if the action, suit or proceeding is brought primarily due to the use by CURAGEN of PIONEER developed

                                                                         5/16/97

technologies. (In such case, CURAGEN is under no obligation to defend or to pay for PIONEER's defense.) PIONEER shall have the right to separate counsel at its own expense in any such action or proceeding and CURAGEN will reimburse PIONEER for all reasonable expenditures incurred in connection therewith. The parties will cooperate with each other in the defense of any such suit, action or proceeding. The parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other a copy of each communication relating to the alleged infringement. CURAGEN shall not compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding which involves PIONEER Proprietary Intellectual Property or Joint Proprietary Intellectual Property without PIONEER's advice and prior consent, provided that PIONEER shall not unreasonably withhold its consent to any settlement which does not have a material adverse effect on PIONEER or PIONEER's business.

           8.6       CURAGEN License Option.
                     ----------------------

           8.6.1     Option.
                     ------

           PIONEER hereby grants to CURAGEN an option to obtain a worldwide exclusive license in the CURAGEN Commercialization Field with the right to grant sublicenses (to the extent PIONEER has the right to grant such license) under
(i) all PIONEER Research Results and PIONEER Proprietary Intellectual Property and (ii) PIONEER's rights to Joint Research Results and Joint Proprietary Intellectual Property.

           8.6.2     Exercise of Option.
                     ------------------

           In the event that CURAGEN wishes to exercise its option to obtain an exclusive license as provided in Section 8.6.1, CURAGEN shall give written notice to PIONEER specifying in reasonable detail the rights that CURAGEN desires to license (the "Notice"). The parties shall execute a license in a form to be agreed upon within ninety (90) days of the date hereof, with the definition of "Licensed Intellectual Property" completed to specify the Research Results and/or Proprietary Intellectual Property specified in CURAGEN's Notice. Such license (i) shall define Licensed Products and Net Sales in a manner substantially similar to the definitions herein, (ii) shall require royalties to be paid at a rate of [XXXXXXXX] of Net Sales for a period determined in a manner substantially similar to the period determined pursuant to Section 8.4.4, and
(iii) shall

[Confidential Treatment Requested]

                                                                         5/16/97

contain other provisions substantially similar to the provisions regarding licensing, royalties, record keeping and reporting, confidentiality, prosecution and maintenance of patent rights, legal action, default and warranties and indemnifications set forth herein. Any license requested in the Notice to any Research Results or Proprietary Intellectual Property other than PIONEER Proprietary Intellectual Property shall be royalty free.

           8.6.3     Third Party Licenses.
                     --------------------

           PIONEER shall not offer any licenses to any third parties in the CURAGEN Commercialization Field under its rights in any PIONEER Proprietary Intellectual Property or PIONEER Research Results or Joint Proprietary Intellectual Property or Joint Research Results during the Research Term and for a period of one year thereafter. After such period, PIONEER shall only be permitted to offer any such licenses to any third parties which would limit its ability to grant the licenses to CURAGEN as specified in Section 8.6.1 or 8.6.2 after giving CURAGEN sixty days prior written notice of its intent to do so in order to give CURAGEN an opportunity to exercise its option with respect thereto as set forth in Section 8.6.2.

           8.7       Use of Research Results and Proprietary Intellectual
                     ----------------------------------------------------
                     Property.
                     --------

           CURAGEN shall use Research Results and Proprietary Intellectual Property for the sole purpose of performing the R&D Program and shall keep all Research Results and Proprietary Intellectual Property confidential as set forth in Section 5, provided, however, that CURAGEN will have the right to use Research Results and Proprietary Intellectual Property to pursue its research and development and commercialization goals in the CURAGEN Commercialization Field and will have the right to disclose or transfer Research Results and Proprietary Intellectual Property for uses related to the CURAGEN Commercialization Field; provided, however, that such disclosures shall only be made under the terms of a confidentiality agreement providing protections similar to those contained herein. CURAGEN recognizes that such disclosure may compromise the value of Proprietary Know-How and Proprietary Intellectual Property to PIONEER, and as such, CURAGEN agrees to use discretion to reasonably protect against such compromise when making such disclosure.

           8.8       Research Rights.
                     ---------------

                                                                         5/16/97

           CURAGEN shall have the sole and exclusive right to use all Proprietary Intellectual Property and Research Results to conduct Genomics Research in the CURAGEN Commercialization Field. PIONEER shall have the sole and exclusive right to use all Proprietary Intellectual Property and Research Results to conduct Genomics Research in the PIONEER Commercialization Field. Both parties shall have the right to use all Proprietary Intellectual Property and Research Results to conduct Genomics Research in the Other Commercialization Field.

                       9. Termination and Disengagement
                          -----------------------------

           9.1       Material Breach.
                     ---------------

           (a)       A material breach of this Agreement by a party shall occur:

                     i) upon the failure of such party to pay, when due, any amount due hereunder to the other party, effective thirty (30) days after receiving written notice from the other party of such failure to pay; or

                     ii) upon the material breach by such party of the provisions of Section 5 effective sixty (60) days after receiving written notice from the other party of such breach; or

                     iii) upon breach of any material obligation or condition by such party, effective sixty (60) days after receiving written notice from the other party of such breach.

           (b) The foregoing notwithstanding, if the default or breach is cured or shown to be non-existent within the aforesaid thirty (30) or sixty (60) day period, the notice shall be deemed automatically withdrawn and of no effect.

           (c) The foregoing notwithstanding, in the event that CURAGEN is acquired by any material competitor of PIONEER, only a breach by PIONEER as set forth in Section 9.1(a)(i) shall be deemed a material breach.

           9.2       Effect of Breach.
                     ----------------

           (a)       Effect of Material Breach by PIONEER. After the expiration
                     ------------------------------------
of the date for curing any material breach by PIONEER under Section 9.1, without the cure of such breach, the

                                                                         5/16/97

exclusive license granted by CURAGEN to PIONEER under Section 8.1.1 shall convert to a non-exclusive license, without the right to sublicense. PIONEER shall continue to pay royalties to CURAGEN at the rate as set forth in Section
8.4. In addition, the limitation imposed on CURAGEN under Section 8.1.3 shall cease and CURAGEN shall be free to commercially exploit CURAGEN Research Results, Joint Research Results, CURAGEN Proprietary Intellectual Property and Joint Proprietary Intellectual Property in the Other Commercialization Field.

           (b)       Effect of Material Breach by CURAGEN. After the expiration
                     ------------------------------------
of the date for curing any material breach by CURAGEN under Section 9.1, without the cure of such breach, the royalties due by PIONEER to CURAGEN shall be reduced commensurately with the impact of the breach by CURAGEN on PIONEER's profitability from Licensed Products, as determined by mediation, as described in Section 12.2.

           9.3       Termination Upon Bankruptcy.
                     ---------------------------

           (a) If either party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other party may terminate this Agreement by notice to such party.

           (b) All rights and licenses granted under or pursuant to this Agreement by CURAGEN to PIONEER, and by PIONEER to CURAGEN, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses or rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that each party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by the licensee of its preexisting obligations under this Agreement. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the licensor under the U.S. Bankruptcy Code, the licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to the licensee (a) upon any such commencement of a bankruptcy proceeding

                                                                         5/16/97

upon written request therefor by the licensee, unless the licensor elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the licensor upon written request therefor by the licensee, provided, however, that upon the licensor's (or its successor's) written notification to the licensee that it is again willing and able to perform all of its obligations under this Agreement, the licensee shall promptly return all such tangible materials to the licensor, but only to the extent that the licensee does not require continued access to such materials to enable the licensee to perform its obligations under this Agreement.

           9.4       Surviving Provisions.
                     --------------------

           Expiration or termination of this Agreement for any reason shall be without prejudice to:

           (a)       the rights and obligations of the parties provided in
Article 3, Article 5, Sections 6.1, 6.2, 6.4, 7.1, 7.2, 8.1.2, 8.1.3, 8.4.6,
8.4.7, 8.4.8, 8.5, 8.7, 8.8, 10.1, 10.2, Article 11 and Article 12, all of which shall survive such termination;

           (b) CURAGEN's right to receive all payments earned and/or accrued prior to expiration or termination hereunder; and

           (c) any other rights or remedies which either party may otherwise have against the other.

                      10. REPRESENTATIONS AND WARRANTIES
                          ------------------------------

           10.1      Mutual Representations.
                     ----------------------

           CURAGEN and PIONEER each represents and warrants as follows:

           10.1.1    Organization.
                     ------------

           It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware and of Iowa, respectively, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations

                                                                         5/16/97

hereunder requires such qualification and has all, requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

           10.1.2    Authorization.
                     -------------

           The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not
(a) require any consent or approval of its stockholders or (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

           10.1.3    Binding Agreement.
                     -----------------

           This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

           10.1.4    No Inconsistent Obligation.
                     --------------------------

           It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

           10.1.5    Warranty Disclaimer.
                     -------------------

           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

           10.1.6    Limited Liability.
                     -----------------

                                                                         5/16/97

           NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER CURAGEN NOR PIONEER WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

           10.2      PIONEER Representation.
                     ----------------------

           PIONEER represents to CURAGEN that no withholding tax is due on any payment required to be made hereunder and that PIONEER will not withhold any amounts on account of any tax or withholding.

                              11. INDEMNIFICATION
                                  ---------------

           11.1      Indemnification of CURAGEN by PIONEER.
                     -------------------------------------

           PIONEER shall indemnify, defend and hold harmless CURAGEN, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "CURAGEN Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the CURAGEN Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of CURAGEN) arising directly out of any actions of PIONEER in the performance of the R&D Program or arising out of the development, testing, production, manufacture, promotion, import, sale or use by any person of any Licensed Product manufactured or sold by PIONEER or by an Affiliate, Agent, licensee, sublicensee, distributor or agent of PIONEER.

           11.2      Indemnification of PIONEER by CURAGEN.
                     -------------------------------------

                                                                         5/16/97

           CURAGEN shall indemnify, defend and hold harmless PIONEER, its Affiliates, Agents and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "PIONEER Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the PIONEER Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of third parties, (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of PIONEER), arising directly out of any actions of CURAGEN in the performance of the R&D Program.

                            12. DISPUTE RESOLUTION
                                ------------------

           12.1      Senior Officials.
                     ----------------

           The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either party may, by notice to the other party, have such dispute referred to their respective senior officials designated as set forth below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said senior officials shall be designated by the parties upon execution of this Agreement.

           12.2      Formal Dispute Resolution.
                     -------------------------

           12.2.1    General.
                     -------

           In the event of any dispute, difference or question arising between the parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either party, and which dispute cannot be amicably resolved by the good faith efforts of the persons designated under
Section 12.1, then such dispute shall (i) be resolved by non-binding mediation conducted in the manner set forth in Section 12.2.2, and (ii) in the event that such dispute is not amicably resolved by such non-binding mediation, it may be resolved by a lawsuit filed in a court of competent jurisdiction.

                                                                         5/16/97

           12.2.2    Mediation.
                     ---------

           In the event of the occurrence of a dispute which cannot be amicably resolved by the good faith efforts of the persons designated under Section 12.1, either party may, by notice to the other party, commence a non-binding mediation to resolve such dispute by providing written notice to the other party, which notice (a "Mediation Notice") shall inform the other party of such dispute and the issues to be resolved and shall contain a list of five (5) recommended individuals to serve as the mediator. Within ten (10) business days after the receipt of such Mediation Notice, the other party shall respond by written notice to the party initiating mediation, which notice shall contain a list of five (5) recommended individuals to serve as the mediator and which may add additional issues to be resolved. The recommended mediators shall be individuals with experience in the biotechnology and/or agriculture industry and shall not be an employee, director, shareholder or agent of either party or of an Affiliate or subsidiary of either party, or otherwise involved (whether by contract or otherwise) in the affairs of either party. If, within twenty (20) business days after receipt of such Mediation Notice, the parties shall have been unable to mutually agree upon an individual to serve as a mediator, then such dispute may be settled by lawsuit. If, within twenty (20) business days after receipt of such Mediation Notice, the parties shall have mutually agreed upon an individual to serve as a mediator, then the mediator shall conduct a mediation in an effort to resolve such dispute as follows:

           (a) Within thirty (30) business days after selection, the mediator shall hold a hearing to resolve each of the issues identified by the parties. Each party shall be represented at the hearing by up to two (2) employees of such party, one of whom is an officer of such party, and may be represented by counsel. The hearing shall be held in a mutually agreeable location. No discovery will be conducted, unless the parties otherwise mutually agree.

           (b) At least ten (10) business days prior to the date set for the hearing, each party shall submit to the other party and the mediator a proposed ruling on each issue to be resolved, which writing (A) may, in addition to containing the proposed rulings, contain arguments or analyses of the facts or issues and (B) shall be limited to not more than twenty (20) pages.

           (c) Each party shall be entitled to no more than three (3) hours of hearing time to present oral testimony. The oral testimony of both parties shall be presented during the same calendar day. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal

                                                                         5/16/97

testimony. It shall be the responsibility of the mediator to determine whether the parties have had the presentation time to which they are entitled.

           (d) At the hearing, the mediator shall attempt to resolve each issue in dispute between the parties. If the mediator shall be unable to resolve any issue, the mediator shall provide the parties with the mediator's non-binding ruling on each such issue. The mediator shall, in rendering his decision, apply the substantive law of the State of Delaware, without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration.

           (e) If the mediator has not been able to resolve each issue, each issue remaining in dispute may be settled by lawsuit. At any subsequent legal proceeding, neither any rulings of the mediator, any admissions or settlement offers made by any party at the mediation nor any other information disclosed at the mediation may be introduced into evidence. The mediation proceeding shall be confidential. Except as required by law, regulation or judicial order, no party shall make (or instruct the mediator to make) any public announcement with respect to the proceedings or rulings of the mediator without the prior written consent of each other party. The existence of any dispute submitted to mediation, and the rulings of the mediator, shall be kept in confidence by the parties and the mediator, except as required by applicable law, regulation or judicial order.

           (f) Each party shall pay its own costs (including, without limitation, attorneys fees) and expenses in connection with such mediation. The fees and expenses of the mediator shall be shared equally by the parties.

                               13. MISCELLANEOUS
                                   -------------

           13.1      Payment Method.
                     --------------

           Each payment to CURAGEN under this Agreement shall be paid by PIONEER in U.S. currency by wire transfer of funds to an account of CURAGEN in accordance with instructions provided by CURAGEN.

           13.2      Notices.
                     -------

                                                                         5/16/97

           All notices shall be in writing mailed via certified mail, return receipt requested, courier providing evidence of delivery, addressed as follows, or to such other address as may be designated by notice so given from time to time:

           If to PIONEER:        PIONEER HI-BRED INTERNATIONAL, INC.
                                 7300 NW 62nd Avenue
                                 Johnson, Iowa 50131-1004
                                 Attention:  Director, Research Technology
                                             Services

           With a copy to:       PIONEER HI-BRED INTERNATIONAL, INC.
                                 700 Capital Square
                                 400 Locust Street
                                 Des Moines, Iowa 50309-2340
                                 Attention: General Counsel

           If to CURAGEN:        CURAGEN CORPORATION
                                 555 Long Wharf Drive, 11th Floor
                                 New Haven, CT 06511
                                 Attention: Executive Vice President

           With a copy to:       Jeffrey M. Wiesen, Esq.
                                 Mintz, Levin, Cohn, Ferris, Glovsky and
                                 Popeo, P.C.
                                 One Financial Center
                                 Boston, MA  02111

           If to the RDSC:       To the Chair and Co-Chair at their respective
                                 addresses furnished in writing to the parties

           If to the Patent
           Coordinators:         To the two Patent Coordinators at their
                                 respective addresses furnished in writing to the parties

           Notices shall be deemed given as of the date received.

                                                                         5/16/97

           13.3      Governing Law and Jurisdiction.
                     ------------------------------

           This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, U.S.A., without regard to the application of principles of conflicts of law.

           13.4      Binding Effect.
                     --------------

           This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

           13.5      Headings.
                     --------

           Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

           13.6      Counterparts.
                     ------------

           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

           13.7      Amendment; Waiver.
                     -----------------

           This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

           13.8      No Third Party Beneficiaries.
                     ----------------------------

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           Except as set forth in Section 10, no third party, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement.

           13.9      No Agency or Partnership.
                     ------------------------

           Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute the parties as agents for the other or as partners with each other or any third party.

           13.10     Assignment and Successors.
                     -------------------------

           This Agreement may not be assigned by either party without the consent of the other, which shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets in the line of business to which this Agreement pertains or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

           13.11     Force Majeure.
                     -------------

           Neither PIONEER nor CURAGEN shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of PIONEER or CURAGEN. In event of such force majeure, the party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

           13.12     Interpretation.
                     --------------

           The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of

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or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

           13.13     Integration: Severability.
                     -------------------------

           This Agreement is the sole agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the parties with respect to same, including but not limited to the Confidentiality Agreement between CURAGEN and PIONEER dated October 3, 1996 (the "Superseded Confidentiality Agreement"). If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

           13.14     Export Controls.
                     ---------------

           This Agreement is made subject to any restrictions concerning the export of Licensed Products or Research Results or Proprietary Intellectual Property ("Technology") from the United States which may be imposed upon or related to either party to this Agreement from time to time by the Government of the United States. Neither party will export, directly or indirectly, any Technology or any Licensed Products utilizing such Technology to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.


           IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 16th day of May, 1997 by their duly authorized representatives.

                                      PIONEER HI-BRED INTERNATIONAL, INC.


                                      By: /s/ Anthony Cavalieri
                                          ------------------------------------

                                      Name: Anthony Cavalieri
                                            ----------------------------------

                                      Title: Vice President
                                             ---------------------------------

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                                                                         5/16/97

                                      CURAGEN CORPORATION

                                     By: /s/ Jonathan M. Rothberg
                                         ---------------------------------------

                                     Name: Jonathan M. Rothberg
                                           -------------------------------------

                                     Title: Chairman and Chief Executive Officer
                                            ------------------------------------

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